EXHIBIT 99.1

SOURCE: Uni-Pixel, Inc. and FlexTech Alliance

FOR IMMEDIATE RELEASE

FlexTech Alliance Awards Uni-Pixel Displays, Inc. Contract for the Development of its
Roll to Roll Conductor Patterning Process

Company’s Research Provides the Potential to Improve Roll to Roll Printed Conductor Line Patterning Capabilities for Displays and Flexible Printed Circuitry,
While Reducing Cost of Production

The Woodlands, TX (July 1, 2009) — Uni-Pixel, Inc. (OTCBB: UNXL), the developer of a color display technology called Time Multiplexed Optical Shutter (“TMOS”) and the FlexTech Alliance, today announced that UniPixel has been awarded a contract by the FlexTech Alliance for further advancement of its Roll to Roll Conductor Patterning Capabilities that it has developed for its Opcuity™ Active Layer Films.  During the course of development of the unique polymer films used in the company’s TMOS displays, UniPixel has pioneered a method to use an inkjet printing system to pattern conductors on films at significantly thinner trace widths than previously achieved.  This discovery provides the potential to enhance roll to roll printed electronics manufacturing by dramatically improving flexible printed circuitry, while at the same time reducing the cost of production.

UniPixel has developed methods that use surface structure and surface chemistry to achieve sub-5 micron trace widths on the surface of flexible substrates. Currently this process is conducted in a batch environment at UniPixel where the methods and results have been well refined.  This contract and grant from the FlexTech Alliance serves to recognize this industry leading capability and provide support to demonstrate this process for conductor patterning in a continuous flow system.

“We’re pleased by the support being provided to us by the FlexTech Alliance to further develop our conductor patterning capabilities for our Opcuity film technology and the industry.  We have worked to solve many challenges in the development of our TMOS display technology and this capability represents one of those accomplishments,” noted Reed Killion, President and CEO of UniPixel.

“At the time of the development work, we did it out of necessity for TMOS.  It was later on as we communicated our work during our participation with the FlexTech that we realized that this capability was truly leading edge within the industry.  We are hopeful that our achievement and its applications for the electronics industry can help to usher in a new era of display and flexible electronics manufacturing,” Killion added.

“We are pleased to have Uni-Pixel work with FlexTech and industry partners to further refine their TMOS process to facilitate the transition from current batch methods to a continuous flow system, such as roll-to-roll,” commented Michael Ciesinski, CEO of FlexTech Alliance.  “UniPixel’s technology and process can dramatically improve the production of flexible printed circuitry while offering reduced production costs through roll to roll production techniques.”

UniPixel will work through the contract term to further refine, apply to industry standard requirements for electronics, and then to transition its conductor patterning capabilities to a Flextech Alliance and industry supported development facility.  This approach will allow the technology to be evaluated and leveraged by a broad set of companies that participate in the production of electronics.  It also will benefit UniPixel by providing expanded resources, expertise, and external support to the development and transition process.

For additional information on UniPixel and the FlexTech Alliance contact:

Uni-Pixel Inc. Public Relations:	Uni-Pixel, Inc. Investor Relations:
Stacey Voorhees-Harmon	Laura Guerrant-Oiye
Public Relations Consultant	Guerrant Associates
Phone: 925-336-9592	Phone: 808-882-1467
E-mail: stacey@savvypublicrelations.net	E-mail: lguerrant@guerrantir.com

FlexTech Alliance Public Relations:	FlexTech Alliance Public Relations:
Kay Mascoli	Marie Labrie
FlexTech Alliance	MCA
Phone : 408-993-8111	650-968-8900
E-mail : kay.mascoli@flextech.org	mlabrie@mcapr.com

About the FlexTech Alliance

The FlexTech Alliance is the only organization headquartered in North America exclusively devoted to fostering the growth, profitability and success of the electronic display and the flexible, printed electronics supply chain.  Leveraging its rich history in promoting the display industry as the U.S. Display Consortium, the FlexTech Alliance offers expanded collaboration between and among industry, academia, government, and research organizations for advancing displays and flexible, printed electronics from R&D to commercialization.  To this end, the FlexTech Alliance, based in San Jose, Calif., will help foster development of the supply chain required to support a world-class, manufacturing capability for displays and flexible, printed electronics.  More information about the FlexTech Alliance can be found at the industry portal:  www.flextech.org.

About Uni-Pixel, Inc.

Uni-Pixel, Inc. has developed, patented, and is working to commercialize a new color display technology it calls Time Multiplexed Optical Shutter (“TMOS”), which can be used for a wide variety of applications, ranging from cell phones and industrial displays to televisions and large digital signage systems. In support of its TMOS development, UniPixel has created a family of thin film products it calls Opcuity™ that have broad applications. UniPixel’s TMOS technology offers significant advantages over existing display alternatives including lower cost to produce, superior brightness, improved picture quality, lower power consumption and a broad range of design flexibility. UniPixel licenses its TMOS technology to manufacturing partners and intends to supply its Opcuity™ thin films to those manufacturers. UniPixel produces Opcuity™ FPR which serves as a high performance protective cover film for touch screen displays. The Company’s corporate headquarters are located in The Woodlands, TX. For further information, please see http://www.unipixel.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10 for the year ended December 31, 2008. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s Annual Report on Form 10 for the year ended December 31, 2008, as well as other public filings with the SEC since such date.